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                                                                       Exhibit 5


               LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN LLP




                                October 12, 1999


Illuminet Holdings, Inc.
P.O. Box 2909
4501 Intelco Loop, S.E.
Lacey, Washington 98503

Ladies and Gentlemen:

     We have acted as counsel to Illuminet Holdings, Inc. a Delaware corporation (the "Company"), in connection with the proposed offering of up to (i) 3,800,000 shares of common stock of the Company, $.01 par value per share with attached rights to purchase Series B Participating Cumulative Preference Stock (the "Common Stock") issuable under the 1997 Equity Incentive Plan, as amended (the "Equity Incentive Plan") (ii) 700,000 shares of Common Stock issuable under the 1999 Stock Purchase Plan (the "Stock Purchase Plan"), and (iii) 427,725 shares of class A common stock of the Company, $.01 par value per share with attached rights to purchase Series B Participating Cumulative Preference Stock (the "Class A Common Stock") issuable under the Equity Incentive Plan.

     In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that when such shares of Common Stock and Class A Common Stock have been issued and sold by the Company in accordance with the terms of the Equity Incentive Plan and the Stock Purchase Plan, such shares will constitute legally issued, fully paid and non-assessable shares of the Company.

     We consent to the filing of this opinion as an exhibit to the registration statement pursuant to which such shares will be sold and to the reference to us in such registration statement.

                                        Very truly yours,



                                        /s/ Blackwell Sanders Peper Martin LLP
                                        Blackwell Sanders Peper Martin

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